EXHIBIT 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

        November 19, 2003

The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, NY 10006

Re:    The Nasdaq Stock Market, Inc.

Ladies and Gentlemen:

        We have acted as special counsel to The Nasdaq Stock Market, Inc., a Delaware corporation (the "Company"), in connection with the registration of an additional 4,500,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable pursuant to the Company's Equity Incentive Plan, as amended (the "Equity Incentive Plan"). The Equity Incentive Plan provides for the discretionary grant of shares of common stock subject to restrictions ("Restricted Stock") and stock options ("Options") with respect to an aggregate of 24,500,000 shares of Common Stock.

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement on Form S-8 (File No. 333-70992) as filed with the U.S. Securities and Exchange Commission (the "Commission") on October 4, 2001 under the Securities Act and Amendment No. 1 to Form S-8 (File No. 333-70992) as filed with the Commission on November 6, 2001 under the Securities Act; (ii) the Registration Statement on Form S-8 as filed with the Commission on the date hereof under the Securities Act (the "Registration Statement"); (iii) a specimen certificate representing the Common Stock; (iv) the Restated Certificate of Incorporation, as amended, of the Company, as currently in effect; (v) the By-Laws of the Company, as currently in effect; (vi) the Equity Incentive Plan; (vii) the forms of option agreements between the Company and the eligible recipients receiving options (the "Option Agreements"); (viii) the form of restricted stock award agreement between the Company and the eligible recipients receiving restricted stock awards (the "Restricted Stock Agreements"); (ix) certain resolutions of the Board of Directors of the Company relating to the Equity Incentive Plan, the filing of the Registration Statement, and related matters; (x) certain resolutions of the Employee Equity Plan Committee of the Board of Directors of the Company (the "Equity Committee") relating to the Equity Incentive Plan and related matters; and (xi) the Inspector of Election Report relating to the adoption of the amendment to the Equity Incentive Plan by the Company's stockholders at the Annual Meeting of Stockholders held on May 22, 2002. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have further assumed that (i) each of the Option Agreements and Restricted Stock Agreements to be entered into between the Company and the eligible recipients receiving options or restricted stock awards, as the case may be, under the Equity Incentive Plan will conform to the forms of agreements examined by us and (ii) the amendment to the Equity Incentive Plan has been duly authorized by all requisite action, corporate or other. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.

        We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when: (i) the Registration Statement becomes effective; (ii) the Equity Committee or other committee appointed by the Board of Directors to administer the Equity Incentive Plan (such committee, the "Plan Committee") or the Board of Directors grants the restricted stock awards and Options and determines the exercise price of the Options, all in accordance with the terms of the Equity Incentive Plan; (iii) the Shares are issued in accordance with the terms of the Equity Incentive Plan and the resolutions adopted by the Company's Board of Directors and the Plan Committee; (iv) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by authorized officers of the Company in accordance with the Company's By-Laws and an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the eligible recipients at a price per share not less than the par value per share and in accordance with the terms and conditions of the Equity Incentive Plan, as applicable, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

                      Very truly yours,

                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP